Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS
FOR SECOND QUARTER 2014
Alliance Oncology Delivers Strong Revenue Growth

NEWPORT BEACH, CA-August 7, 2014-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outsourced radiology services through its Alliance HealthCare Radiology (“Alliance Radiology”) Division and radiation therapy services through its Alliance Oncology Division, announced results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Generated $36.7 million of Adjusted EBITDA (as defined below), consistent with 2Q13, when adjusted for planned investments outlined below.

•	Second quarter revenue grew 0.6% to $111.2 million over the same quarter last year, after adjustments outlined below.

•	Alliance Oncology revenue grew by 21% in the second quarter of 2014, to $23.9 million, when compared to the second quarter of 2013.

•	Continued to generate strong cash flow, with $44.4 million reduction in net debt in the last twelve month period, after adjusting for acquisitions and fees paid in connection with debt refinancing.

•	Alliance Oncology same store volume growth was 4.2% for Linear Accelerator and 4.1% for Stereotactic Radiosurgery in 2Q14 compared to 2Q13.

•	Alliance Radiology’s MRI same store volume growth improved to 5.3% in the second quarter of 2014 compared to the same quarter last year.

•	Adjusted Net Income Per Share (as defined below) increased 126% to $0.52 compared to the second quarter of the prior year.

•	Company confirms 2014 guidance ranges.

Second Quarter 2014 Financial Results

“Alliance Oncology delivered double-digit growth for the second straight quarter, with revenues up 21% over the prior year period,” commented Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “Solid increases in same store volumes for both linear accelerator and stereotactic radiosurgery, up 4.2% and 4.1%, respectively, over the prior year, along with new revenue generated from Alliance Oncology’s relationship with the Medical University of South Carolina (MUSC) were the primary drivers of this strong growth. Alliance Radiology revenues rebounded as expected following the impact of severe weather challenges experienced in the first quarter, but trailed prior year due largely to the impact of the sale of the professional radiology services business and some weakness in PET/CT. MRI same-store volume was up 5.3%, aided partly by the Medicaid

Exhibit 99.1

expansion and new Affordable Care Act (ACA) enrollees entering the healthcare system, but PET/CT volume continues to trail prior year due to payor changes and RBM’s moving patients from PET/CT to CT.”

Tomlinson continued, “We are just beginning to see the fruits of investments made to build our sales and business development teams across both divisions. We have also made strategic investments to build our Alliance RAD360™ Program (“RAD360”) capabilities within our Radiology Division. This quarter we acquired two fixed site imaging centers on behalf of a new joint venture partnership with a for-profit health system. New hospital and health system partnerships like MUSC, along with a strong pipeline of radiation oncology and RAD360 growth opportunities provide us increased confidence that the steps we are taking to transform Alliance into the outsourced partner of choice is resonating well in the market. Additionally, we are optimistic that we will continue to see improvement in healthcare services volumes, including increased patient flow, due to Medicaid expansion and ACA enrollees utilizing the healthcare system in the remaining portion of the year.”

Revenue for the second quarter of 2014, computed in accordance with generally accepted accounting principles (“GAAP”), was $111.2 million compared to $114.4 million in the second quarter of 2013. This decrease was primarily due to the sale of our Professional Radiology Services business line in December 2013, and pruning of unprofitable business in our Radiology Division, which impacted the total by $3.8 million. This was partially offset by growth in the Alliance Oncology Division as a result of revenue generated from the new partnership with MUSC.

Alliance’s Adjusted EBITDA (as defined below) decreased 5.0% to $36.7 million from $38.6 million in the second quarter of 2013. During the second quarter of 2014, we invested approximately $1.5 million to build our consultative, sales, marketing, and strategic business development capabilities to support our Alliance RAD360 Program, and continue to invest in this initiative. These costs are primarily part of our selling, general and administrative expenses. In the first half of 2014, we invested approximately $2.5 million in building our consultative, sales, marketing, and strategic business development capabilities to support RAD360 and expect to invest a total of $5 million for the full year of 2014.

Alliance’s net income (loss), computed in accordance with GAAP, totaled $2.8 million in the second quarter of 2014 and ($13.0) million in the second quarter of 2013.

Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 39.3% in the second quarter of 2014 and 35.7% in the second quarter of 2013.

Net income (loss) on a diluted basis, computed in accordance with GAAP, increased to $0.26 per share in the second quarter of 2014 compared to ($1.22) per share for the same quarter of 2013. Net income (loss) per share on a diluted basis was impacted by ($0.26) in the second quarter of 2014 and ($1.45) in the second quarter of 2013 in the aggregate due to restructuring charges, severance and related costs, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $23.9 million in the second quarter of 2014 compared to $22.0 million in the second quarter of 2013. In the second quarter of 2014, capital expenditures were $7.5 million compared to $4.8 million in the second quarter of 2013.

Alliance's net debt, defined as total long-term debt (including current maturities), less cash and cash equivalents, decreased $18.3 million to $476.7 million at June 30, 2014 from $495.0 million at December 31, 2013. Cash and cash equivalents were $31.3 million at June 30, 2014 and $34.7 million at December 31, 2013. During the second quarter of 2014, the Company used approximately $1.5 million cash in connection with the acquisition of two radiology centers in a new joint venture partnership with a for-profit health care system as part of our Alliance RAD360 Program, and the acquisition of OnPoint Medical Diagnostics, a healthcare IT start-up commercializing medical imaging quality assurance technologies. In addition, as a result of the Company’s successful term loan refinancing in 2013, the Company’s net debt was increased by $7.5 million related to fees and expenses incurred and the change in the unamortized discount related to the Company’s debt refinancing activities during 2013. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was

Exhibit 99.1

3.33x for the twelve month period ended June 30, 2014 compared to 3.39x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.55x for the twelve month period ended June 30, 2014 compared to 3.70x for the twelve month period last year.

Full Year 2014 Guidance

Tomlinson added, “The strong performance in our Alliance Oncology Division during the second quarter, along with the momentum from the new partnerships we’ve announced, plus our growing pipeline of new opportunities, validate our full service line outsourced partnership model.. We are on track with our strategic transformation, and on target with our growth strategy. Looking ahead, I am confident that we have the right pieces in place to achieve our full year guidance by driving service line growth for our customers, strategic growth for our divisions, and long-term growth for our shareholders.”

Alliance is confirming its full year 2014 guidance ranges as follows:

Guidance Ranges
(dollars in millions)
Revenue	$437 - $462
Adjusted EBITDA	$140 - $160
Capital expenditures	$52 - $62
Decrease in long-term debt, net of the change in cash and cash equivalents (before investment in acquisitions and debt refinancing costs)	$27 - $37

Second Quarter 2014 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2014 results. The conference call is scheduled for Thursday, August 7, 2014 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (888) 694-4676. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until November 6, 2014. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 81504718.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services
Alliance HealthCare Services is a leading national provider of comprehensive radiology and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Radiology Division (Alliance HealthCare Radiology) and radiation therapy through its Oncology

Exhibit 99.1

Division (Alliance Oncology). With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 43 states. Operating 499 diagnostic imaging and radiation therapy systems, the Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 124 locations across the country. Additionally, with 29 radiation therapy centers providing treatment and care for cancer patients, including 18 stereotactic radiosurgery (SRS) facilities, Alliance is among the leading providers of stereotactic radiosurgery nationwide. For more information, visit www.alliancehealthcareservices-us.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to expand the Radiation Oncology Division and hospital and healthcare group partnerships; the Company’s expectations with respect to customer retention, new sales and growth in radiology services volume, and their impact on 2014 results, the Company’s Full Year 2014 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, cost savings due to refinancing of the Company’s credit facility and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Revenues	$114,418	$111,238	$224,800	$216,603
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	60,094	59,627	120,733	116,567
Selling, general and administrative expenses	20,247	19,384	39,342	38,123
Transaction costs	—	937	80	939
Severance and related costs	298	1,727	646	1,860
Impairment charges	4,867	236	4,867	236
Loss on extinguishment of debt	17,069	—	17,069	—
Depreciation expense	16,322	14,274	32,838	30,069
Amortization expense	2,911	1,957	6,705	3,909
Interest expense and other, net	11,053	6,124	23,325	12,362
Other income, net	(385)	(408)	(1,287)	(331)
Total costs and expenses	132,476	103,858	244,318	203,734
(Loss) income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(18,058)	7,380	(19,518)	12,869
Income tax (benefit) expense	(7,195)	1,802	(7,333)	3,309
Earnings from unconsolidated investees	(1,408)	(1,242)	(3,142)	(2,240)
Net (loss) income	(9,455)	6,820	(9,043)	11,800
Less: Net income attributable to noncontrolling interest	(3,509)	(4,036)	(6,339)	(7,085)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(12,964)	$2,784	$(15,382)	$4,715
Comprehensive (loss) income, net of taxes:
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(12,964)	$2,784	$(15,382)	$4,715
Unrealized loss on hedging transactions, net of taxes	(192)	(235)	(272)	(215)
Comprehensive (loss) income, net of taxes	$(13,156)	$2,549	$(15,654)	$4,500
(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(1.22)	$0.26	$(1.45)	$0.44
Diluted	$(1.22)	$0.26	$(1.45)	$0.43
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,629	10,671	10,629	10,669
Diluted	10,629	10,854	10,629	10,872

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31, 2013	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$34,702	$31,317
Accounts receivable, net of allowance for doubtful accounts	63,713	64,133
Deferred income taxes	21,849	21,849
Prepaid expenses	7,553	6,625
Other receivables	2,796	2,734
Total current assets	130,613	126,658
Equipment, at cost	824,103	825,089
Less accumulated depreciation	(654,350)	(671,964)
Equipment, net	169,753	153,125
Goodwill	56,975	56,975
Other intangible assets, net	101,801	98,158
Deferred financing costs, net	9,873	9,047
Other assets	20,832	24,122
Total assets	$489,847	$468,085
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,990	$9,399
Accrued compensation and related expenses	21,166	17,693
Accrued interest payable	1,645	3,110
Other accrued liabilities	22,002	23,463
Current portion of long-term debt	15,066	13,292
Total current liabilities	71,869	66,957
Long-term debt, net of current portion	514,608	494,704
Other liabilities	4,714	4,826
Deferred income taxes	35,273	32,618
Total liabilities	626,464	599,105
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Common stock	524	525
Treasury stock	(2,998)	(3,138)
Additional paid-in capital	23,521	26,588
Accumulated comprehensive loss	(82)	(297)
Accumulated deficit	(204,709)	(199,994)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(183,744)	(176,316)
Noncontrolling interest	47,127	45,296
Total stockholders’ deficit	(136,617)	(131,020)
Total liabilities and stockholders’ deficit	$489,847	$468,085

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
Operating activities:	2013	2014
Net (loss) income	$(9,043)	$11,800
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	1,577	1,146
Share-based payment	735	710
Depreciation and amortization	39,543	33,978
Amortization of deferred financing costs	2,051	948
Accretion of discount on long-term debt	754	222
Adjustment of derivatives to fair value	340	355
Distributions (less) more than undistributed earnings from investees	(19)	224
Deferred income taxes	(7,341)	(2,655)
Gain on sale of assets	(1,109)	(185)
Loss on extinguishment of debt	17,069	—
Impairment charges	4,867	236
Excess tax benefit from share-based payment arrangements	—	(515)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(3,067)	(1,566)
Prepaid expenses	(2,378)	1,109
Other receivables	(337)	62
Other assets	172	(26)
Accounts payable	(1,885)	(2,485)
Accrued compensation and related expenses	(3,512)	(3,473)
Accrued interest payable	(2,574)	1,465
Income taxes payable	—	6
Other accrued liabilities	(3,330)	1,488
Net cash provided by operating activities	32,513	42,844
Investing activities:
Equipment purchases	(10,357)	(13,256)
Decrease (increase) in deposits on equipment	3,884	(3,628)
Acquisitions, net of cash received	—	(1,529)
Proceeds from sale of assets	2,258	570
Net cash used in investing activities	(4,215)	(17,843)

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2013	2014
Financing activities:
Principal payments on equipment debt	(7,269)	(5,450)
Proceeds from equipment debt	4,845	—
Proceeds from term loan facility	337,900	—
Principal payments on term loan facility	(340,435)	(2,450)
Principal payments on revolving loan facility	—	(32,000)
Proceeds from revolving loan facility	—	18,000
Payments of debt issuance costs	(9,494)	—
Payments of contingent consideration	—	—
Noncontrolling interest in subsidiaries	(6,848)	(6,573)
Equity purchase of noncontrolling interest	—	(691)
Excess tax benefit from share-based payment arrangements	—	515
Proceeds from shared-based payment arrangements	29	403
Purchase of treasury stock	—	(140)
Net cash used in financing activities	(21,272)	(28,386)
Net increase (decrease) in cash and cash equivalents	7,026	(3,385)
Cash and cash equivalents, beginning of period	39,977	34,702
Cash and cash equivalents, end of period	$47,003	$31,317

Supplemental disclosure of cash flow information:
Interest paid	$23,528	$9,877
Income taxes paid, net of refunds	1,927	4,991
Supplemental disclosure of non-cash investing and financing activities:
Comprehensive (loss) gain from hedging transactions, net of taxes	(272)	(215)
Equipment purchases in accounts payable	634	666
Adjustment to equity of noncontrolling interest	—	1,700

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
NON-GAAP MEASURES
(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

The reconciliation of Adjusted EBITDA to net income (loss) is shown below:

Exhibit 99.1

	Quarter Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2013	2014	2013	2014	2014
Net income (loss) income attributable to Alliance HealthCare Services, Inc.	$(12,964)	$2,784	$(15,382)	$4,715	$(1,386)
Income tax (benefit) expense	(7,195)	1,802	(7,333)	3,309	(1,756)
Interest expense and other, net	11,053	6,124	23,325	12,362	28,207
Amortization expense	2,911	1,957	6,705	3,909	8,177
Depreciation expense	16,322	14,274	32,838	30,069	63,550
Share-based payment (included in selling, general and administrative expenses)	329	376	735	710	1,462
Severance and related costs	—	1,727	—	1,860	1,860
Noncontrolling interest in subsidiaries	3,509	4,036	6,339	7,085	13,787
Restructuring charges (Note 2)	1,890	1,563	3,363	2,455	6,274
Transaction costs	—	937	80	939	1,324
Impairment charges	4,867	236	4,867	236	8,400
Loss on extinguishment of debt	17,069	—	17,069	—	8,949
Other non-recurring charges (included in selling, general and administrative expenses	633	822	950	1,621	3,738
Other non-cash charges (included in other income and expense, net)	161	31	190	351	710
Total segment income	$38,585	$36,669	$73,746	$69,621	$143,296

The leverage ratio calculations as of June 30, 2014 are shown below:

Consolidated
Total debt	$507,996
Less: Cash and cash equivalents	(31,317)
Net debt	476,679

Last 12 months Adjusted EBITDA	143,296

Total leverage ratio	3.55x
Net leverage ratio	3.33x

The reconciliation of (loss) earnings per diluted share - GAAP to adjusted net income per diluted share non-GAAP is shown below:

	Second Quarter Ended June 30,
	2013	2014
(Loss) earnings per diluted share- GAAP	$(1.22)	$0.26
Restructuring charges, net of taxes	0.18	0.30
Transaction costs, net of taxes	—	0.09
Impairment charges, net of taxes	0.46	0.02
Loss on extinguishment of debt, net of taxes	1.61	—
Legal matter expenses, net of taxes	0.06	0.08
GAAP income tax rate compared to our historical income tax rate	(0.85)	(0.22)
Adjusted Net (Loss) Income Per Share	$0.23	$0.52

Exhibit 99.1

The reconciliation from net income to Adjusted EBITDA for the 2014 guidance range is shown below (in millions):

	2014 Full Year
	Guidance Range
Net income	$20	$28
Income tax expense	15	17
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	105	115
Adjusted EBITDA	$140	$160

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Quarter Ended March 31,
	2013	2014
MRI
Average number of total systems	255.3	250.7
Average number of scan-based systems	213.2	210.8
Scans per system per day (scan-based systems)	8.48	8.69
Total number of scan-based MRI scans	120,680	120,475
Price per scan	$352.81	$340.20

Scan-based MRI revenue (in millions)	$42.6	$41.0
Non-scan based MRI revenue (in millions)	4.8	4.7
Total MRI revenue	$47.4	$45.7

PET/CT
Average number of systems	111.5	113.3
Scans per system per day	5.59	5.36
Total number of PET and PET/CT scans	38,152	34,919
Price per scan	$963	$950

PET/CT revenue	$37.7	$34.2

Radiation oncology
Linac treatments	15,462	21,005
Stereotactic radiosurgery patients	721	808

Radiation oncology revenue	$19.8	$23.9

Revenue breakdown
Total MRI revenue	$47.4	$45.7
PET/CT revenue	37.7	34.2
Radiation oncology revenue	19.8	23.9
Other modalities and other revenue	9.5	7.4
Total revenues	$114.4	$111.2

Total fixed-site revenue (in millions)	2013	2014
Second quarter ended June 30	$30.7	$29.0

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
SAME STORE VOLUME

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, linear accelerator and SRS, separately.

The radiology division same store volume growth/(decline) for the last four calendar quarters ended June 30, 2014 is as follows:

	Same Store Volume
	MRI	PET/CT
2013
Third Quarter	1.2%	1.6%
Fourth Quarter	2.1%	(0.6)%

2014
First Quarter	(0.6)%	(6.1)%
Second Quarter	5.3%	(4.9)%

The oncology division same store volume growth for the last two quarters ended June 30, 2014 is as follows:

	Same Store Volume
	Linac	SRS
2014
First Quarter	13.7%	4.4%
Second Quarter	4.2%	4.1%